Exhibit 5.1

Opinion of Stewart McKelvey

Suite 1000 Brunswick House 44 Chipman Hill Saint John, NB Canada E2L 2A9	Correspondence: P.O. Box 7289 Postal Station A Saint John, NB Canada E2L 4S6	Telephone: Fax:	506.632.1970 506.652.1989
saint-john@smss.com www.smss.com

October 9, 2008

GSI Group Inc.

125 Middlesex Turnpike

Bedford, Massachusetts

USA 01730

Ladies and Gentlemen:

We have acted as New Brunswick counsel for GSI Group Inc., a New Brunswick corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-3 proposed to be filed with the United States Securities and Exchange Commission (the “Commission”) on or about October 10, 2008 (the “Registration Statement”).

We have examined a copy of the Registration Statement and the prospectus included therein. The Registration Statement covers the registration of up to 5,882,520 shares of common stock of the Company (the “Shares”), which are issuable upon the exercise of certain outstanding warrants (the “Warrants”) granted by the Company to the selling stockholders listed in the Registration Statement.

We have reviewed the corporate proceedings of the Company with respect to the issuance of the Shares upon exercise of the Warrants and, in particular, a resolution of the board of directors of the Company dated July 9, 2008. We have also examined and relied upon originals or copies of such agreements, instruments, corporate records, certificates and other documents as we have deemed necessary or appropriate as a basis for the opinions hereinafter expressed. In our examination, we have assumed the genuineness of all signatures, the conformity to the originals of all documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.

Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof (i) the Shares have been duly authorized by all necessary corporate action of the Company, and (ii) when issued upon exercise of the Warrants, in accordance with the terms of the Warrants, including upon payment therefore, the Shares will be validly issued, fully paid and nonassessable.

The opinions set forth herein are limited to the laws of the Province of New Brunswick and we express no opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the above-referenced Registration Statement and to the use of our name wherever it appears in the Registration Statement, including in the prospectus constituting a part thereof, and in any amendment or supplement thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours very truly,

/S/ STEWART MCKELVEY